Exhibit 10.1

Execution Version

PAPER SUPPLY AGREEMENT

THIS PAPER SUPPLY AGREEMENT (this “Agreement”) is entered into this 6th day of May 2019, by and between GANNETT SUPPLY CORPORATION, a Delaware corporation (“Gannett”), and THE DALLAS MORNING NEWS,  INC., a Delaware corporation (“Buyer”) for the purchase and sale of newsprint.

WHEREAS, Buyer desires to purchase newsprint with the specs set forth in Exhibit E (“Paper”) from Gannett for shipment to Buyer’s Production Facilities as set forth in Exhibit G for the printing of certain print products printed, published or distributed by Buyer and Buyer’s Affiliates including, The Dallas Morning News, Al Dia, Briefing (the “Buyer Publications”) and for products printed on behalf of Buyer’s third party customers; and

WHEREAS, Gannett agrees to sell Paper to Buyer on the terms and conditions specified herein.

NOW, THEREFORE, in consideration of the mutual agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Term.  The term of this Agreement shall commence on August 5, 2019 (the “Effective Date”) and terminate on the third anniversary of the Effective Date (the “Initial Term”), unless sooner terminated pursuant to the terms hereof; provided, however, that the term of this Agreement will renew for successive one year terms (each a “Renewal Term” and together with the Initial Term, the “Term”) upon mutual agreement of the parties.  Should either party intend not to renew this Agreement, the non-renewing party, shall provide one hundred and eighty (180) days prior written notice to the end of the Initial Term to the other party.

2. Affiliates.  The term “Affiliates” for the purposes of this Agreement shall mean an entity that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another entity.  Control shall be defined as (i) fifty percent (50%) or more ownership or beneficial interest of income and capital of such entity; (ii) ownership of at least fifty percent (50%) of the voting power of voting equity; or (iii) the ability to direct or cause the direction of management and policies of such entity by ownership of securities, contract or otherwise.

3. Purchase and Sale of Paper.
(a) Provided that Buyer complies with the terms and conditions set forth in this Agreement, Gannett hereby agrees to provide Buyer with the amount of Paper tonnage requested by Buyer.

(b) Except for (i) Gannett’s non-delivery of any order of  Paper for any reason, (ii) for Gannett’s delivery of Paper not meeting the specifications in Exhibit E,  or (iii) a Force Majeure event, which service default in any  case cannot be timely remediated by Gannett in Buyer’s sole, reasonable judgment, Gannett shall be the sole supplier of Paper to Buyer and its Affiliates during the Term for Buyer’s Publications in accordance with the specifications and guidelines as set forth in Exhibit E to this Agreement.

(c) In addition, except as set forth in Section 3(b), during the Term of this Agreement, Buyer agrees that it and its Affiliates (including the Buyer Publications and Production Facilities) shall not purchase Paper, directly or indirectly, from another third party except if Buyer has a commercially unexpected and/or immediate need for Paper that (i) Gannett has advised Buyer in writing it cannot fulfill or (ii) Buyer reasonably expects Gannett is not able to fulfill, then upon written notice to Gannett, Buyer shall have the option to purchase such Paper from a third party. If Buyer purchases Paper from a third party under the terms of this Section 3(c), Buyer does so without in any way incurring any duty,  liability,  or obligation to Gannett for any liability, loss or damage suffered, sustained, or incurred by Gannett directly or indirectly arising or resulting from, relating to or in connection with any such action.

(d) During and after the Term of this Agreement, Buyer and Buyer’s Affiliates shall have no right to resell the Paper to a third party without Gannett’s prior written consent, which consent shall not unreasonably be withheld.  Buyer and Buyer’s Affiliate, may sell obsolete or aged Paper to third parties.  This Section 3(d) does not include or govern the sale of waste paper by Buyer or Buyer’s Affiliates.

(e) Gannett agrees that Paper sold under this Agreement shall meet all specifications set forth on Exhibit E hereto.

(f) Gannett shall provide Paper to Buyer on a monthly basis in full or partial rail car lots.  Buyer shall place orders for Paper in accordance with the ordering procedures set forth on Exhibit A attached hereto (the “Paper Ordering Procedures”).  In the event Buyer does not meet the deadlines contained in the Paper Ordering Procedures or otherwise materially fails to comply with such procedures for a given month, Gannett shall be under no obligation to provide Paper to Buyer for such month if and to the extent it is unable to do so as a result of Buyer’s failure to meet deadlines or otherwise materially comply with the Paper Ordering Procedures.

(g) Gannett shall provide Buyer with access to the Abinet or other online ordering system (the “System”) in accordance with a paper ordering calendar provided by Gannett.  The paper ordering calendar for 2019-2022 is attached hereto as Exhibit B.    Gannett shall provide online or telephone-based support on how to use the System in accordance with the terms set forth in the Paper Ordering Procedures.

(h) Gannett shall provide Paper to Buyer from paper suppliers set forth on Exhibit H    (“Paper Suppliers”).  In the event Buyer experiences problems with the Paper or receives damaged or defective Paper, Buyer and Gannett shall comply with the problem solving procedures and/or the claims procedures set forth on Exhibits C and D attached hereto, respectively (the “Problem Solving Procedures” and the “Claims Procedures,” respectively).  Neither these procedures nor Buyer’s agreement and obligation under this Agreement to follow them shall limit (i) Gannett’s obligations as a seller of goods hereunder; or (ii) Buyer’s rights and remedies as a purchaser of goods hereunder.

(i) In the event Buyer desires to purchase coated or uncoated paper (“Other Paper”), Gannett will use commercially reasonable efforts to obtain pricing of such Other Paper for Buyer.  If Buyer chooses to purchase such Other Paper from Gannett, such purchase shall be governed by the terms and conditions set forth in this Agreement regarding the purchase of Paper other than in Section 3(b), including but not limited to delivery, title, payment and termination.

4. Delivery and Title.  Shipments shall be routed by Gannett by the most economical method of transportation at the risk of Gannett but with due regard for Buyer’s preference.  Title and risk of loss to Paper shall pass to Buyer: (a) in the case of shipment by independent carrier, upon delivery to the receiving dock designated by Buyer, or (b) in the case of shipment by other than independent carrier, upon delivery to Buyer or Buyer’s designated agent. Buyer’s receiving dock is designated in Exhibit G.

5. Price and Payment.
(a) At the end of each month, Buyer will provide Gannett with all of the Paper receipts for that month for the Paper delivered to Buyer.

(b) Buyer shall pay for Paper received.  For each shipment of Paper, Buyer shall pay Gannett the base price listed on Exhibit F for the applicable type and grade of paper (the “Base Price”).  Buyer agrees that the Base Price includes the freight, insurance, and all other costs incurred by Gannett in storing and delivering the Paper to Buyer’s facilities in accordance with Section 4 above.

(c) Gannett shall invoice Buyer on a monthly basis for all shipments of Paper delivered to Buyer during that month and shall deliver such invoice to Buyer within ten (10) days after the end of such month.  Each invoice shall reflect approved Paper Supplier and carrier credits received in the prior thirty (30) days.  Each payment of an invoice by Buyer to Gannett shall be made by wire or ACH transfer of immediately available funds not more than fifteen (15) days after the end of the applicable month to which such invoice relates, provided that Buyer shall in any event have at least five (5) days after receiving any invoice to make payment thereon. All invoices shall be sent via email to Buyer’s accounts payable as set forth on Exhibit F, with a copy to Buyer as set forth in Section 9, Notices. If Buyer fails to pay any invoice within the foregoing time periods, in addition to any other rights Gannett may have under this Agreement, Gannett may suspend its acceptance of new orders for Paper under this Agreement until Buyer remedies such payment failure without in any way incurring any liability for loss or damage suffered by Buyer which may directly or indirectly result from any such suspension.

(d) Notwithstanding any provision of this Agreement to the contrary, if at any time during the Term, the total amount of Buyer’s unpaid invoices exceeds Two Million One Hundred Twenty-Five Thousand Dollars ($2,125,000) (the “Cap”), any orders placed during the period when unpaid invoices remain above the Cap shall not be binding on Gannett unless and until Buyer has paid such amount of unpaid invoices so as to cause the remaining aggregate unpaid invoices, including invoices for any such new orders, to be less than the Cap.  For the avoidance of doubt, the parties acknowledge and agree that Gannett shall not be obligated to fulfill any order to the extent such order exceeds Two Million One Hundred Twenty-Five Thousand Dollars ($2,125,000).

6. Warranty.

(a) If Paper furnished contains one or more manufacturer’s warranties, Gannett hereby assigns such warranties to Buyer, to the extent allowed by the manufacturer, and shall use commercially reasonable efforts to assist Buyer in receiving the benefits of such manufacturer’s warranties.  All warranties shall survive inspection, acceptance and payment.

(b) It is understood that Gannett is not the manufacturer of any of the Paper purchased from Gannett by Buyer. All warranties offered are those of the manufacturers of the Paper and not Gannett.

7. Indemnity.Gannett shall indemnify, defend and hold harmless Buyer, its subsidiaries and Affiliates and their officers, directors, and employees (the “Indemnified Parties”) harmless from and against any damages, losses, liabilities, obligations, fees, costs and expenses (including reasonable attorneys’ fees) (collectively the “Liabilities”) suffered, sustained or incurred in connection with any claim, lien, suit, action, cause of action, by a third party, directly or indirectly, arising out of, resulting from, incident to or related in any way to:  (a) any breach of any representation, warranty, covenant or agreement of Gannett contained in or made pursuant to this Agreement; (b) any of the services performed under this Agreement; (c) a breach or violation of any law, or regulation applicable to Gannett’s obligations pursuant to this Agreement; (d) any acts, actions, omissions or activities of Gannett, its employees, subcontractors, or agents while on the premises, actually or allegedly owned, controlled or operated by Buyer; or (e) claims by a Paper Supplier for payment of Paper. Gannett shall have not obligation to indemnify Buyer for any Liabilities which are caused by, arise out of, or result from the gross negligence of willful misconduct of Buyer, its employees or agents. Gannett shall, at its expense, assume the defense of any such claim. Buyer shall fully cooperate with Gannett in any defense, settlement or other disposition of the claim. Buyer shall have the right, but not the obligation, to be represented by its counsel, at its expense.

8. Termination; Default.
(a) Either party may terminate this entire Agreement, with or without cause, upon one hundred eighty (180) days’ prior written notice.

(b) Except for amounts disputed in accordance with Section 5, in the event Gannett does not receive payment in full for any delivery of a shipment to Buyer of ordered Paper meeting the required specifications within ten (10) days after the date such payment is due in accordance with Section 5, in addition to any other rights, Gannett may have under this Agreement, Gannett may, in its sole discretion, (i) upon written notice to Buyer, terminate this entire Agreement immediately (without in any way incurring any liability for loss or damage suffered by Buyer which may directly or indirectly result from such termination); or (ii) unilaterally modify the payment terms contained in Section 5 to require Buyer to pay for each order of Paper in advance of order placement; or (iii) suspend its acceptance of new orders for Paper under this Agreement until Buyer remedies such payment failure (without in any way incurring any liability for loss or damage suffered by Buyer which may directly or indirectly result from any such suspension).

(c) In the event (i) either party fails to perform or defaults on its obligations under this Agreement (other than any payment default by Buyer, for which Gannett will have the rights set forth in Section 8(b) above), and (ii) such failure or default continues for thirty (30) days following notice of such failure or default, the non-defaulting party may, at its option, (x) upon written notice to the other party, terminate this Agreement, or (y) suspend its performance under this Agreement until the defaulting party remedies such failure or default without in any way incurring any liability for loss or damage suffered by the defaulting party which may directly or indirectly result from any such suspension or termination.

(d) In the event that any claim made by Buyer in accordance with the Claims Procedure set forth in Exhibit D, is not resolved to Buyer’s satisfaction (i) within forty-five (45) days after the date of the letter making the claim, Buyer may, at its option, suspend purchases of Paper through Gannett and use whatever means are necessary to acquire Paper during this time hereunder until such satisfactory resolution is reached; and (ii) if such satisfactory resolution is not reached within sixty (60) days after the date of the letter making the claim, Buyer may, at its option, terminate this Agreement at any time within thirty (30) days after the end of such sixty (60) day period, effective immediately upon written notice to Gannett, without in any way incurring any liability for loss or damage suffered by Gannett which may directly or indirectly result from any such suspension or termination; provided, however, that Buyer may not rescind or otherwise cancel orders for Paper which it has placed prior to the effectiveness of such termination and such termination will have no impact on such orders and Buyer’s obligations hereunder with respect to such orders.

(e) Upon the expiration or termination of this Agreement for any reason, each party shall remain liable to the other party for all amounts accrued and remaining unpaid under this Agreement up to and including the date of  expiration or termination and, in the event of termination for a party’s failure to perform or default, for any loss or damage sustained by the non-defaulting party by reason of such failure or default, subject to Section 9 hereof.

9. Limitation of Liability.  NEITHER party SHALL be liable to the other party for any indirect, special, consequential, punitive or incidental damages, INCLUDING LOST PROFITS OR LOST REVENUE whether based on breach of contract, tort, (including negligence), or any other legal theory, even if advised of the possibility of such damages. in addition, except for buyer’s obligation to pay gannett for paper pursuant to the terms of the this agreement, neither party’s liability to the other party under this agreement will exceed, in the aggregate, five hundred thousand dollars ($500,000).

10. Notices.  All notices or other communications required or permitted under this Agreement shall be in writing, shall be deemed to have been given when  (i) delivered in person, (ii) delivered via e-mail, with confirmation of delivery, or (iii) by a recognized business courier which provides proof of delivery, addressed as follows, or to such other address(es) as the notifying party may have been directed to use in a written notice given pursuant hereto:

To Buyer:The Dallas Morning News, Inc.

3900 West Plano Parkway

Plano, Texas 75075

Email: jmorton@dallasnews.com

Attention: Jimmy Morton

With a copy to:A. H. Belo Corporation

P.O. Box 224866

Dallas, Texas 75222-4866

Email:  mohara@ahbelo.com

Attention:  Michael J. O’Hara

With a copy to:A. H. Belo Corporation

1954 Commerce Street

Dallas, Texas 75201

Email: clarkin@ahbelo.com

Attention: Christine Larkin, General Counsel

To Gannett:Gannett Supply Corporation

7950 Jones Branch Drive

McLean, Virginia 22107

Email: fotoole@gannett.com

Attention: Frank O’Toole, President

With a copy to:Gannett Co., Inc.

7950 Jones Branch Drive

McLean, Virginia 22107

Email: eaallen@gannett.com

Attention: Elizabeth Allen, General Counsel

11. Authorization.  Each party represents and warrants to the other party that it has the requisite power and authority to enter into and perform this Agreement and that the person signing on behalf of such party has been authorized to enter into this Agreement and has read and understands its provisions.

12. Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to its conflict of laws principles.
13. Confidentiality.

(a)Definition.  For purposes of this Agreement, “Confidential Information” means (i) the terms of this Agreement, including, without limitation, all pricing and allowance information contained herein, (ii) any information that is marked or identified as confidential or would be reasonably understood to be of a confidential nature, and (iii) other non-public business information relating to the business of the other party obtained by virtue of this Agreement including, but not limited to, a party’s sales, profits, organizational structure and restructuring, new business initiatives and finances; a party’s services and products, product designs, and how such products are administered and managed; any confidential information of third parties with which a party conducts business, and, in the case of Gannett, all information disclosed by Gannett pertaining to the Paper business (e.g., guidance on ordering volumes).  Notwithstanding the foregoing, Confidential Information will not include information that:  (A) is now or subsequently becomes generally available to the public through no wrongful act of the recipient; (B) the recipient can demonstrate was rightfully in its possession prior to disclosure by the other Party; (C) is independently developed by the recipient without the use of any confidential information provided by the other Party; or (D) recipient rightfully obtained or obtains from a third party who recipient reasonably believed had the right, without obligation to the other party, to transfer or disclose such information.

(b)Restrictions.  The parties agree that, during the Term of this Agreement and for two (2) years thereafter, (i) they will keep all Confidential Information in strict confidence, using such degree of care as is appropriate to avoid unauthorized use or disclosure; (ii) they will not, directly or indirectly, disclose any Confidential Information to anyone outside of the parties, except with the prior written consent of the party supplying the Confidential Information; and (iii) they will not make use of any Confidential Information for their own purposes (except as necessary to exercise their rights and/or perform their obligations hereunder) or for the benefit of anyone other than the parties.  Each party will be deemed to have met its obligations hereunder if it treats the other party’s Confidential Information with the same degree of care as it treats its own sensitive business information of like kind, but in no event less than reasonable care.  Upon termination or expiration of this Agreement, or at any time either party shall so request, the other party will deliver promptly to the requesting party, or, at the requesting party’s option, will destroy, all Confidential Information obtained hereunder (and all copies thereof)  belonging to the requesting party that the other party may then possess or have under its control.

(c)Permitted Disclosure of Confidential Information.  Notwithstanding anything in this Agreement to the contrary, either party may disclose the Confidential Information of the other party to its personnel, agents and advisors (including legal and financial advisors) who have a need to know such information in connection with the performance of the  services hereunder and who are obligated to keep such information confidential.  Each party will instruct its personnel and/or agents, as applicable, as to their obligations under this Agreement.  Either party may disclose the Confidential Information if such disclosure is required by law, court or other governmental authority; provided, however, that such party will notify the other party in writing in advance of such disclosure and will provide the other party with copies of any related information so that the party may take appropriate action to protect its Confidential Information.  In addition, each party may disclose the terms and conditions of this Agreement: (i) as required under applicable securities regulations and (ii) on a confidential basis to current or prospective investors in or acquirers of such party who are contractually bound to maintain the confidentiality of such Confidential Information.

14. Relationship of the Parties.  This Agreement is not intended to create, nor shall it create, any partnership, joint venture, agency, fiduciary, employment, or other relationship between or among the parties, beyond the relationship of independent parties to a commercial contract.

15. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This 7

Agreement may not be assigned (whether by operation of law or otherwise) by either party to any person without the prior written consent of the other party, which consent shall not unreasonably be withheld, delayed or conditioned.  Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties, their successors and permitted assigns.

16. No Publicity.  No party may use the other party’s name, or any trademark, service mark, trade name, logo or other commercial or product designations for any purpose without the prior written consent of the applicable party in each instance.  Without limiting the generality of the foregoing, unless required by law, including applicable securities regulations, no party will, without the prior written approval of the other party, make any public statement, press release, presentation, or other announcement relating to the existence or terms of this Agreement or the purchase and sale of Paper under this Agreement.

17. Severability.  If any provision of this Agreement is held to be invalid, illegal or unenforceable by a court of competent jurisdiction, such provision will be deemed restated, in accordance with applicable law, to reflect as nearly as possible the original intentions of the parties, and the remainder of this Agreement will remain in full force and effect.

18. Jury Trial Waiver.  THE PARTIES SPECIFICALLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY COURT WITH RESPECT TO ANY CONTRACTUAL, TORTIOUS, OR STATUTORY CLAIM, COUNTERCLAIM, OR CROSS-CLAIM AGAINST THE OTHER ARISING OUT OF OR CONNECTED IN ANY WAY TO THIS AGREEMENT.

19. Force Majeure.  Except with respect to delays or failures caused by the negligent act or omission of either party, any delay in or failure of performance by either party under this Agreement will not be considered a breach of this Agreement and will be excused to the extent caused by any occurrence beyond the reasonable control of such party including, but not limited to, acts of God, power outages, strike, lockout, or other labor disputes, flood, war, terrorist acts, riot, theft, earthquake, other natural disaster, or acts or omissions of any supplier, provided that the party affected by such event will immediately begin or resume performance as soon as practicable after the event has abated.  During the event, each party will take commercially reasonable efforts to perform its obligations in whole or in part. If the act or condition beyond a party’s reasonable control that prevents that party from performing any of its obligations under this Agreement continues for thirty (30) days or more, then the other party may terminate this Agreement immediately upon written notice to the non-performing party.

20. Amendment. This Agreement may not be modified or altered except by written instrument duly executed by both parties.

21. Entire Agreement.  This Agreement reflects the entire agreement of the parties regarding the subject matter hereof and supersedes any and all prior written or oral agreements between the parties related to the subject matter hereof.

22. Waiver.  The waiver by any party of any of the terms and conditions of this Agreement will not void, waive or modify any of the other terms or conditions or be construed as a waiver or relinquishment of a party’s right to subsequent performance of such terms.

23. Counterparts. This Agreement may be executed in counterparts, each of which will constitute an original, and all of which will constitute one agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Paper Supply Agreement as of the date first set forth above.

GANNETT SUPPLY CORPORATION		THE DALLAS MORNING NEWS, INC.

By:	/s/ Frank O’Toole	By:	/s/ Grant S. Moise
Name:	Frank O’Toole	Name:	Grant S. Moise
Title:	President	Title:	Publisher and President

[EXHIBITS INTENTIONALLY OMITTED]

The following exhibits have been omitted:

Exhibit A – This exhibit sets forth paper ordering procedures under the Agreement.

Exhibit B – This exhibit sets the deadlines for paper orders on a monthly basis.

Exhibit C – This exhibit outlines procedures for problem solving.

Exhibit D -  This exhibit outlines claims procedures for issues involving damaged paper or quality

Exhibit E –  This exhibit sets forth Buyer’s specifications for paper to be delivered.

Exhibit F –  This exhibit provides pricing and payment mechanics for various paper grades.

Exhibit G – This exhibit sets forth Buyer’s production facility address.

Exhibit H – This exhibit lists suppliers of paper under the Agreement.